Exhibit 10.6(a)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT.  THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”).  A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(Multicurrency – Cross Border)

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of June 20, 2007

CREDIT SUISSE ENERGY LLC	and	NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC

have entered and/or anticipate entering into one of more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows: —

1.           Interpretation

(a)          Definitions.  The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)          Inconsistency.  In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)          Single Agreement.  All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.           Obligations

(a)          General Conditions.

(i)            Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)           Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)          Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

Copyright © 1992 by International Swap Dealers Association, Inc.

(b)          Change of Account.  Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)          Netting.  If on any date amounts would otherwise be payable: —

(i)            in the same currency; and

(ii)           in respect of the same Transaction,

by each party to the other. then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)          Deduction or Withholding for Tax.

(i)            Gross-Up.  All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.  If a party is so required to deduct or withhold, then that party (“X”) will: —

(1)           promptly notify the other party (“Y”) of such requirement;

(2)           pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)           promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4)           if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes. whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for: —

(A)          the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)           the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)           Liability.  If: —

(1)           X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)           X does not so deduct or withhold; and

(3)           a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)          Default Interest; Other Amounts.  Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate.  Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.  If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.           Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that: —

(a)          Basic Representations.

(i)            Status.  It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii)           Powers.  It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii)          No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)          Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)           Obligations Binding.  Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)          Absence of Certain Events.  No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)          Absence of Litigation.  There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)          Accuracy of Specified Information.  All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)          Payer Tax Representation.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)           Payee Tax Representations.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.           Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party: —

(a)          Furnish Specified Information.  It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs: —

(i)            any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)           any other documents specified in the Schedule of any Confirmation; and

(iii)          upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)          Maintain Authorisations.  It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)          Comply with Laws.  It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)          Tax Agreement.  It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)          Payment of Stamp Tax.  Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.           Events of Default and Termination Events

(a)          Events of Default.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party: —

(i)            Failure to Pay or Deliver.  Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii)           Breach of Agreement.  Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii)          Credit Support Default.

(1)           Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)           the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)           the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv)          Misrepresentation.  A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)           Default under Specified Transaction.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)          Cross Default.  If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii)         Bankruptcy.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:–

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof, (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which. under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)        Merger Without Assumption.  The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer: –

(1)           the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2)           the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)          Termination Events.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event

Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i)            Illegality.  Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date. it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):—

(1)           to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)           to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii)           Tax Event.  Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii)          Tax Event Upon Merger.  The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv)          Credit Event Upon Merger.  If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v)           Additional Termination Event.  If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying. the occurrence of such event (and, in such event. the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)          Event of Default and Illegality.  If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.           Early Termination

(a)          Right to Terminate Following Event of Default.  If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)          Right to Terminate Following Termination Event.

(i)            Notice.  If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii)           Transfer to Avoid Termination Event.  If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)          Two Affected Parties.  If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv)          Right to Terminate.  If:—

(1)           a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2)           an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)          Effect of Designation.

(i)            If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)           Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)          Calculations.

(i)            Statement.  On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii)           Payment Date.  An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)          Payments on Early Termination.  If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”.  If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply.  The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i)            Events of Default.  If the Early Termination Date results from an Event of Default:—

(1)           First Method and Market Quotation.  If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2)           First Method and Loss.  If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3)           Second Method and Market Quotation.  If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the

Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4)           Second Method and Loss.  If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii)           Termination Events.  If the Early Termination Date results from a Termination Event:—

(1)           One Affected Party.  If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2)           Two Affected Parties.  If there are two Affected Parties:—

(A)          if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B)           if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii)          Adjustment for Bankruptcy.  In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)          Pre-Estimate.  The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.            Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a)           a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)           a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.            Contractual Currency

(a)           Payment in the Contractual Currency.  Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)           Judgments.  To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)           Separate Indemnities.  To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)           Evidence of Loss.  For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.           Miscellaneous

(a)          Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)          Amendments.  No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)          Survival of Obligations.  Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)          Remedies Cumulative.  Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)          Counterparts and Confirmations.

(i)            This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii)           The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement.  The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)           No Waiver of Rights.  A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)          Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.         Offices; Multibranch Parties

(a)          If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office.  This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)          Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)          If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.         Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.         Notices

(a)          Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i)            if in writing and delivered in person or by courier, on the date it is delivered;

(ii)           if sent by telex, on the date the recipient’s answerback is received;

(iii)          if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)          if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)           if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)          Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to all

13.         Governing Law and Jurisdiction

(a)          Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)          Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—

(i)            submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii)           waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)          Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)          Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.         Definitions

As used in this Agreement: —

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means: —

(a)           in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b)           in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c)           in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)           in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different. in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(c)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values, If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of.-

(a)           the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b)           such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction. for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CREDIT SUISSE ENERGY LLC				NOBLE ENVIRONMENTAL POWER
2006 HOLD CO, LLC

By:	/s/ Marisa Scauzillo		By:	/s/ Thomas F. Swank
	Name:	Marisa Scauzillo		Name:	Thomas F. Swank
	Title:	Authorized Signatory		Title:	Vice President

[Execution Version]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule

to the

1992 ISDA Master Agreement

dated as of June 20, 2007

between

Credit Suisse Energy LLC, a limited liability company organized under the laws of the State of Delaware (“Party A”)	and	Noble Environmental Power 2006 Hold Co, LLC a limited liability company organized under the laws of the State of Delaware (“Party B”)

Part 1

Termination Provisions

(a)          Specified Entity.  “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v):	Not Applicable
Section 5(a)(vi):	Not Applicable
Section 5(a)(vii):	Not Applicable
Section 5(b)(iv):	Not Applicable

in relation to Party B for the purpose of:

Section 5(a)(v):	Not Applicable
Section 5(a)(vi):	Not Applicable
Section 5(a)(vii):	Not Applicable
Section 5(b)(iv):	Not Applicable

(b)          Specified Transaction.  Specified Transaction will have the meaning specified in Section 14 of this Agreement, except that such term is amended on line 8 after the words “currency option” by adding a comma and the words “agreement for the purchase, sale or transfer of any commodity or any other commodity trading transaction.”  For this purpose, “commodity” means any tangible or intangible commodity of any type or description, including, without limitation, electricity, natural gas, petroleum, coal, emissions allowances, the products and by-products thereof, and weather derivatives.

(c)          Cross Default.  The “Cross Default” provision (Section 5(a)(vi)), will apply to Party A and Party B; provided that (i) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (ii) the following shall be added at the end of such Section 5(a)(vi): “provided that notwithstanding anything to the contrary contained in this Section 5(a)(vi) with respect to Party B, an Event of Default under this Section 5(a)(vi) shall not be deemed to exist or have occurred in respect of Party B if (x) a *** has not occurred under the *** and (y) the only remedies exercised by the Senior Lenders in connection with any event of default under the Loan Documents are limited to those contemplated under***”.

“Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

“Threshold Amount” means $***.

(d)         Additional Events of Default.  Section 5(a) is further amended by adding the following additional Events of Default, which shall apply with respect to Party B only, with Party B being deemed the Defaulting Party upon the occurrence of the following events and the failure to cure within the applicable cure period:

“(ix)                        Failure of Security Interest.  The occurrence of any event or circumstance on or after the Closing Date that results in Party A’s security interest in and lien on the Junior Collateral failing or ceasing to be a second priority security interest and lien thereon, subject and junior only to Permitted Liens and the security interests and liens created by and granted under the First Lien Collateral Documents, or otherwise having been materially impaired, including, without limitation, pursuant to a refinancing, restructuring, substitution, extension, replacement, modification or termination of the Financing Agreement, the Loan Documents or the First Lien Collateral Documents, not otherwise permitted pursuant to paragraph (m)(i) of Part 5 below, and such occurrence, event or circumstance is not cured within *** Local Business Days following Party B’s obtaining Actual Knowledge thereof;

(x)                                 ***

(xi)                              ***

(xii)                           ***

***

(e)          Posting Additional Credit Support to Forestall Certain Events of Default.  Party A and Party B agree that no Event of Default shall occur with respect to Party B under Section *** of the Agreement (each, a “Specified Event of Default”) above if Party B or its designee Transfers Eligible Collateral or Other Eligible Support to Party A in accordance with the Credit Support Annex such that Party A holds Posted Credit Support with a Value equal to or greater than its Total Exposure at all times during the related Additional Collateral Period.

(f)            Additional Amendments to Events of Default and Termination Events.

(1)                                The Credit Support Default in Section 5(a)(iii) of the Agreement is amended by restating clause (2) thereof to read as follows:

“(2)                           the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party, provided that such event shall not result in an Event of Default under this clause (2) if a replacement agreement (on substantially the same terms as the document being replaced) is executed and delivered to the other party within three Local Business Days of such event; or”

(2)                                The Misrepresentation Default in Section 5(a)(iv) of the Agreement is amended by adding the following proviso at the end thereof:

“; provided that, if any such misrepresentation or the adverse effect thereof is capable of being remedied, the party may remedy such misrepresentation or adverse effect by (1) notifying the other party promptly upon obtaining Actual Knowledge of such misrepresentation, (2) taking diligent action to cure such misrepresentation or adverse effect within such period and (3) curing such misrepresentation or adverse effect thereof (including adverse effects on the other party) within 30 days of obtaining Actual Knowledge thereof.”

(3)                                The Bankruptcy Default in Section 5(a)(vii) of the Agreement is deleted in its entirety and replaced with the following:

“Bankruptcy.  The party or any Credit Support Provider of such party:–

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within *** days of the institution or presentation thereof, (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets and, in the case of any such involuntary appointment, such appointment is not vacated within *** days (provided that such *** day grace period will not apply unless the other party is given prompt (and, in any event, within *** Local Business Days) written notice of such appointment and the party subject to such appointment is diligently pursuing the vacation thereof); (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within *** days thereafter; (8) causes or is subject to any event with respect to it which. under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) consents to, approves of, or acquiesces in, any of the acts referred to in the foregoing clauses (4), (6) or (7); or”

(4)                                  The Illegality Termination Event in Section 5(b)(i) of the Agreement is amended by restating clause (2) thereof, by adding a clause (3) thereto and by adding a proviso following clauses (1), (2) and (3) thereof, in each case, to read as follows:

“(2)                            to perform any contingent or other material obligation which the party has under any Credit Support Document relating to such Transaction; or

(3)                                  for any Credit Support Provider of such party to perform any contingent or other material obligation which such Credit Support Provider has under any Credit Support Document relating to such Transaction;

provided that, with respect to clauses (2) and (3) above, such party shall have *** Local Business Days to cure such failure to perform by providing a replacement Credit Support Document (and if such failure is not cured within such *** Local Business Day period, the Termination Event pursuant to this Section 5(b)(i) shall occur on such *** day).”

(5)                                  The Tax Event in Section 5(b)(ii) of the Agreement is amended by adding a proviso following at the end thereof reading as follows:

“, provided that, if the Affected Party is Party A, the matters referred to in this Section 5(b)(ii) shall not constitute a Termination Event if, within ten Local Business Days of any such event, Party B provides Party A with an indemnity (in a form reasonably acceptable to Party A) for all amounts that Party A would otherwise be required to pay under Section 5(b)(ii)(1) and for all amounts that otherwise would be deducted or withheld from payments to Party A under Section 5(b)(ii)(2) (and, if such failure is not cured within such ten Local Business Day period, the Termination Event pursuant to this Section 5(b)(ii) shall occur on such tenth day).”

(6)                                  The Tax Event Upon Merger in Section 5(b)(iii) of the Agreement is amended by adding a proviso following at the end thereof reading as follows:

“, provided that, if the Burdened Party is Party A, the matters referred to in this Section 5(b)(iii) shall not constitute a Termination Event if, within ten Local Business Days of any such event, Party B provides Party A with an indemnity (in a form reasonably acceptable to Party A) for all amounts that Party A would otherwise be required to pay under Section 5(b)(iii)(1) and for all amounts that otherwise would be deducted or withheld from payments to Party A under Section 5(b)(iii)(2) (and, if such indemnity is not provided within such ten Local Business Day period, the Termination Event pursuant to this Section 5(b)(iii) shall occur on such tenth day).”

(g)         Credit Event Upon Merger.  The “Credit Event Upon Merger” provision (Section 5(b)(iv)) will apply to Party A and Party B.

(h)         Automatic Early Termination.  The “Automatic Early Termination” provisions of Section 6(a) of this Agreement will not apply to Party A and will not apply to Party B.

(i)            Payments on Early Termination.  For the purpose of Section 6(e), Loss and the Second Method will apply.

(j)            Termination Currency.  “Termination Currency” means United States Dollars.

(k)        Additional Termination Event.  Additional Termination Event will not apply to Party A or Party B.

Part 2

Tax Representations

(a)         Payer Tax Representations.  For the purpose of Section 3(e), Party A and Party B each makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(i)             The accuracy of any representation made by the other party pursuant to Section 3(f);

(ii)          The satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii); and

(iii)       The satisfaction of the agreement of the other party contained in Section 4(d);

provided that it shall not be a breach of this representation where reliance is placed on clause (ii), and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)         Payee Tax Representations.  For the purpose of Section 3(f):

(i)             Party A makes no Payee Tax Representations.

(ii)          Party B makes no Payee Tax Representations.

Part 3

Agreement to Deliver Documents

Each party agrees to deliver the following documents as applicable:

(a)          For the purpose of Section 4(a)(i), tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A & Party B

United States Internal Revenue Service Form W-9, or any successor form, or any other document required or reasonably requested to allow the other party to make payments under this Agreement without any deduction or withholding form or on account of any Tax or with such deduction or withholding at a reduced rate.

(i) On a date which is before the first Scheduled Payment Date under this Agreement,
(ii) promptly upon reasonable demand by the other party and
(iii) promptly upon learning that any such form previously provided by such party has become obsolete, incorrect, or ineffective.

(b)          For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document		Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
(1)	Party A & Party B

Evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials (a) signing this Agreement or any Confirmation on its behalf, and (b) signing the respective Credit Support Document referred to in Part 4(e) of this Schedule.

			Upon execution of this Agreement and, if requested upon execution of any Confirmation.	Yes

(2)	Party B	A copy of the audited annual report of NEP and the unaudited annual financial statements of the Project Companies.	Upon request, as soon as available.	Yes

(3)	Party A	A copy of the audited annual report of the Credit Support Provider for Party A.	Upon request, as soon as publicly available.	Yes

(4)	Party A & Party B	A duly signed copy of each respective	Upon execution of	Yes

		Credit Support Document referred to in Part 4(e) of this Schedule.	this Agreement.

(5)	Party A & Party B

Certified resolutions evidencing necessary corporate authority and approvals with respect to the execution, delivery and performance by Party A and Party B of this Agreement and any Confirmation delivered thereunder on behalf of Party A or Party B.

			Upon execution of this Agreement.	Yes

(6)	Party A & Party B

Certified resolutions evidencing necessary corporate authority and approvals with respect to the execution, delivery and performance by the Credit Support Provider of any applicable Credit Support Document.

			Upon execution of this Agreement.	Yes

(7)	Party B	(i) All documents (e.g., security agreements, mortgages, deeds of trust etc.) that evidence and are necessary to validly grant the Second Lien and (ii) the Subordination Agreement.	Upon execution of this Agreement.	Yes

(8)	Party B

Executed copies of the Loan Documents, the First Lien Collateral Documents, the Project Documents (other than the Additional Project Documents), the CS/GE Forbearance Agreement and the Dexia/GE Forbearance Agreement.

Upon execution of this Agreement

(9)	Party B	Executed copies of Additional Project Documents	Within 30 days following execution thereof

(10)	Party B	A Letter of Credit (the “Initial LC”) in an amount equal to the Initial LC Amount.	Upon execution of this Agreement	Yes

(11)	Party B	An opinion of counsel to Party B in form and substance satisfactory to Party A.	Upon execution of this Agreement	No

(12)	Party A and Party B	***	Upon execution of this Agreement	No

(13)	Party B	Notice of each event of default under the Financing Agreement	Promptly after the occurrence thereof	No

(14)	Party B	Copies of each waiver of an event of default under the Financing Agreement	Promptly after the execution thereof	No

Part 4

Miscellaneous

(a)          Addresses for Notices.  For the purpose of Section 12(a):

Notwithstanding Section 12(a) of the Agreement all notices including those to be given under Section 5 or 6 may be given by facsimile transmission or electronic messaging system (excluding e-mail).

(i)                                     Party A:

(A)  Address for notices or communications to Party A:

11 Madison Avenue
New York, NY 10010
Attention:(I) Head of Credit Risk Management;

(I)  Head of Credit Risk Management;

(II)  Head of OTC Operations – Operations Department;

(III)  Head of Documentation Group – Securities Division Legal and Compliance Department

(B)  For the purpose of facsimile notices or communications under this Agreement

(I) Facsimile: +1 (917) 326-7930

Attention: Head of Documentation Group – Securities Division Legal and Compliance Department

(II)  Facsimile: +1 (212) 325-8170

Attention:  Head of Credit Risk Management

(III)  Facsimile (including for invoices and Confirmations): +(212) 951-8823

Attention:  Head of OTC Operations - Operations Department.

Electronic Messaging System details:  None unless mutually agreed otherwise.

(ii)          Party B

Address for notices or communications to Party B:

Noble Environmental Power 2006 Hold Co, LLC

8 Railroad Avenue

Suite 8, Second Floor

Essex, CT 06426

Attention:  Thomas Swank and Sidney Chang

Telephone:  +1 (860) 581-5010 / (860) 581-5060

Facsimile:  +1 (860) 767-7198

(For all purposes.)

(iii)       Class A Member

Address for notices or communications to the Class A Member:

EFS Noble Holdings, LLC

c/o GE Financial Services

c/o General Electric Capital Corporation

120 Long Ridge Road

Stamford, Connecticut 06927

(For receipt of notice of Termination Events and Events of Default as to which Party B is the Affected Party or Defaulting Party, as applicable.)

(iv)      Senior Lenders

Address for notices or communications to the Senior Lenders:

Dexia Crédit Local, New York Branch

445 Park Avenue, 7th Floor

New York, New York 10022
Tel:  +1 (212) 515-7000

Fax:  +1 (212) 753-5522

Attn: Portfolio Management

(For receipt of notice of Termination Events and Events of Default as to which Party B is the Affected Party or Defaulting Party, as applicable.)

(b)         Offices.  The provisions of Section 10(a) will apply to this Agreement.

(c)          Multibranch Party. For the purpose of Section 10(c):

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(d)         Calculation Agent.  The Calculation Agent is Party A unless otherwise specified in a Confirmation in relation to the relevant Transaction; provided, however, that if an Event of Default has occurred and is continuing with respect to Party A, the Calculation Agent shall be a designated third party mutually agreed to by the parties until such time as Party A is no longer a Defaulting Party.  The failure of a party to perform its obligations as a Calculation Agent hereunder shall not be construed as an Event of Default or Termination Event.  If a calculation or determination is disputed by the party not acting as Calculation Agent then the parties shall first endeavor to resolve such dispute, but if they are unable to do so within a commercially reasonable time, then they shall mutually select a dealer to act as Calculation Agent, whose fees and expenses shall be met equally by both parties; provided that if they can not mutually agree upon such a substitute Calculation Agent then they shall each select an independent dealer and such dealers shall mutually select another dealer to serve as substitute Calculation Agent.

(e)          Credit Support Document.  Details of any Credit Support Document:

In relation to Party A and Party B:  The ISDA Credit Support Annex.

In relation to Party A:  The guarantee made by Credit Suisse (USA), Inc., dated the date hereof, attached hereto as Exhibit I.

In relation to Party B: The Second Lien Collateral Documents.

(f)            Credit Support Provider.  Credit Support Provider means:

In relation to Party A:                                                     Credit Suisse (USA), Inc.

In relation to Party B:                                                       The Project Companies.

(g)         Governing Law and Jurisdiction.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  SECTION 13(B) IS HEREBY AMENDED BY: (I) DELETING IN THE SECOND LINE OF SUBPARAGRAPH (I) THEREOF THE WORD, “NON-”; (II) ADDING IN THE THIRD LINE BEFORE THE COMMA, “AND EACH PARTY IRREVOCABLY AGREES TO DESIGNATE ANY PROCEEDINGS BROUGHT IN THE COURTS OF THE STATE OF NEW YORK AS ‘COMMERCIAL’ ON THE REQUEST FOR JUDICIAL INTERVENTION SEEKING ASSIGNMENT TO THE COMMERCIAL DIVISION OF THE SUPREME COURT”; AND (III) INSERTING “IN ORDER TO ENFORCE ANY JUDGMENT OBTAINED IN ANY PROCEEDINGS REFERRED TO IN THE PRECEDING SENTENCE” IMMEDIATELY AFTER THE WORD, “JURISDICTION” THE FIRST TIME IT APPEARS IN THE SECOND SENTENCE AND DELETING THE REMAINDER.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR THE CONVENIENCE OF THE FORUM OF ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY.  EACH PARTY AGREES THAT A FINAL JUDGMENT, SUBJECT TO APPEAL RIGHTS, IN ANY PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY COURT OR IN ANY OTHER MANNER PROVIDED BY LAW OR IN EQUITY.

(h)        Affiliate.  Affiliate will have the meaning specified in Section 14.

(i)            Netting of Payments.  Subparagraph (ii) of Section 2(c) will not apply to Transactions.

Part 5

Other Provisions

(a)          Scope of Agreement.  Any Specified Transaction (whether now existing or hereafter entered into) between the parties, the confirmation of which fails by its terms expressly to exclude application of this Agreement, shall be governed by and be subject to this Agreement.  Any such confirmation shall be a “Confirmation”, and any such Specified Transaction shall be a “Transaction”, for all purposes of this Agreement.

(b)         ISDA Definitions.  Unless otherwise specified in a Confirmation (and subject to Section 5(v) hereof), each Transaction between the parties shall be subject to the 2000 ISDA Definitions and the 1993 ISDA Commodity Derivatives Definitions and the 2000 Supplement thereto, as published by the International Swaps and Derivatives Association, Inc.  (collectively, the “2000 Definitions”), and will be governed in all relevant respects by the provisions of the 2000 Definitions, without regard to amendments subsequent to the date thereof.  The provisions of the 2000 Definitions are incorporated by reference in and shall be deemed a part of this Agreement except that references in the 2000 Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement.

(c)          Confirmations. Section 9(e)(ii) of the Master Agreement is hereby amended and restated in its entirety to read as follows:

(ii)  The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those in a written Confirmation executed by both parties, which written Confirmation may be executed and delivered in counterparts (including by facsimile transmission), which will be sufficient for all purposes to evidence a binding supplement to this Agreement.  The parties will specify in such written document that such document constitutes a Confirmation.  Other than in respect of a particular Transaction to which it relates, under no circumstance shall a Confirmation amend, or be deemed to amend, the general terms of this Agreement.

(d)         Confirmation Procedures.  For each Transaction that Party A and Party B enter into hereunder, Party A shall promptly send to Party B a Confirmation setting forth the terms of such Transaction.  Party B shall execute and return the Confirmation to Party A, request correction, or send to Party A its own Confirmation, within five (5) Local Business Days of receipt and, if the terms contained in Party B’s Confirmation are consistent with those contained in the Confirmation sent by Party A, the terms of Party A’s Confirmation shall be deemed to be affirmed and accepted by Party B, absent manifest error.  If (i) Party B disputes the terms of Party A’s Confirmation, or (ii) Party B’s Confirmation, as received by Party A, contains terms which conflict with those sent by Party A, then the parties shall promptly resolve such terms and, if upon such resolution correction to the original Confirmation sent by Party A is required, Party A shall correct and resend its original Confirmation to Party B.  Upon such resolution, Party B shall promptly execute and return Party A’s Confirmation.

(e)          Accuracy of Specified Information.  Section 3(d) of the Master Agreement is hereby amended by adding in the third line thereof after the word “respect” and before the period the words “or, in the case of audited or unaudited financial statements, a presentation of the financial condition of the relevant party in accordance with generally accepted accounting principles, consistently applied.”

(f)            Relationship Between Parties.  The parties agree to amend Section 3 of this Agreement by the addition of the following provision at the end thereof and marked as subsection (g).

“(g)                           Relationship Between Parties.  Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

“(i)                              Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction.  No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

“(ii)                          Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction.

“(iii)                       Status of Parties.  The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

“(iv)                       No Agency.  It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.”

(g)         Change of Account.  Section 2(b) of this Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof:

“to another account in the same legal and tax jurisdiction as the original account”

(h)         Set-off.  Without affecting the provisions of this Agreement requiring the calculation of certain net payment amounts, all payments under this Agreement will be made without set-off or counterclaim; provided, however, that upon the designation of any Early Termination Date, in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) under applicable law:

the Non-defaulting Party or the party that is not the Affected Party (in either case, “X”) may, without prior notice to any person, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by the Defaulting Party or Affected Party (in either case, “Y”) to X or to any Affiliate of X, against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y, and, for this purpose, may convert one currency into another.  If any sum or obligation is unascertained, X may in good faith estimate that sum or obligation and set off in respect of that estimate, subject to X or Y, as the case may be, accounting to the other party when such sum or obligation is ascertained.

Nothing in this Part 5(h) shall be effective or deemed to create any charge or other security interest.

In addition, notwithstanding any provision to the contrary contained in this Agreement, the Non-defaulting Party or party that is not the Affected Party (the “Non-affected Party”), as the case may be, shall not be required to pay to the Defaulting Party or Affected Party any amount under Section 6(e) until the Non-defaulting Party or Non-affected Party receives confirmation satisfactory to it in its reasonable discretion (which may include an opinion of its counsel) that all other sums and obligations of any kind whatsoever (whether pursuant to Specified Indebtedness as defined herein or otherwise) of the Defaulting Party or Affected Party to make any payments to the Non-defaulting Party or Non-affected Party or any of its Affiliates under this Agreement, or any other contract or agreement, which are due and payable as of the Early Termination Date hereof have been fully and finally performed.

(i)            Recording of Conversation.  Each party to this Agreement acknowledges and agrees to the tape recording of conversations between the parties to this Agreement whether by one or other or both of the parties and each party hereby consents to such recordings being used as evidence in Proceedings.

(j)            Commodity Exchange Act.  Each party represents to the other party on and as of the date hereof and on each date on which a Transaction is entered into among them that:

(i)                       Such party is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended (the “CEA”).

(ii)                    Such party is an “eligible commercial entity” as defined in the CEA.

(iii)                 Such party is entering into each Transaction in connection with its business or a line of business and the terms of this Agreement and each Transaction have been individually tailored and negotiate.

(iv)                The economic terms of this Agreement and each Transaction have been individually tailored and negotiated by it; it has received and reviewed financial information concerning the other party and has had a reasonable opportunity to ask questions of and receive answers and information from the other party concerning such other party, this Agreement and such Transaction; the creditworthiness of the other party was a material consideration in its entering into or determining the terms of this Agreement and such Transaction; and the transferability of this Agreement and such Transaction is restricted as provided herein and therein

(k)  Waiver of Right to Trial by Jury.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, CLAIM, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CREDIT SUPPORT DOCUMENT.  THE PARTIES FURTHER HEREBY IRREVOCABLY WAIVE ANY RIGHT TO SUE FOR, PURSUE, OBTAIN, OR COLLECT PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR MULTIPLE DAMAGES WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT,.  IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT TO OR

IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR ANY CREDIT SUPPORT PROVIDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND PROVIDE FOR ANY CREDIT SUPPORT DOCUMENT, AS APPLICABLE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(l)   Transfer.  In addition to transfers under Sections 7(a) and 7(b), for the purpose of any financing, Party B may, without the consent of Party A, collaterally assign to or otherwise create a security interest in favor of lenders or their designee(s), or any other person providing any financing, in or of Party B’s rights and interests in, under or pursuant to this Agreement and the revenues deriving from any of the rights or assets of Party B.  Party A will cooperate with Party B and any lenders; provided that Party A shall not be required to take any action, or enter into any documents, that Party A in good faith believes materially increases Party A’s obligations or that materially restricts Party A’s rights or remedies in a greater manner than the agreements relating to the Designated Confirmation immediately prior to such refinancing.  Such cooperation shall include entering into consent agreements and subordination agreements with such lenders concerning such financing(s) (in forms substantially similar to the Consent to Assignment and the Subordination Agreement, as applicable).  In addition to the foregoing, Party B may transfer this Agreement and the Designated Confirmation to a Person that is, at the time of such transfer, an Acceptable Counterparty.

(m)   Additional Covenants of Party B.  The following additional covenants of Party B shall apply to this Agreement, a violation of which shall be deemed an Event of Default under the Agreement as set forth in Part 1(d) above.

(i)                                   Amendment of Financing Agreement.  As long as any Second Lien Hedge Obligation exists hereunder, Party B shall not, without the prior consent of Party A (which shall not be unreasonably withheld) amend, modify, terminate or replace the Financing Agreement, any Loan Document, the Dexia/GE Forbearance Agreement or any First Lien Collateral Document, or enter into a new loan facility secured by a lien senior to or pari passu with Party A on the Junior Collateral, if such amendment, modification, termination, replacement or new loan facility could reasonably be expected to result in any of the following:  (1) a material release or material impairment of any security constituted by any of the Second Lien Collateral Documents; (2) a change in the order of disbursements from Party B’s operating account, such that the payment of any Settlement Amounts under the Designated Transaction occur after any repayment of principal, interest or fees under the First Lien Credit Facilities; (3) an increase in indebtedness secured by a lien on Junior Collateral that is senior to the liens in favor of Party A (whether under the First Lien Credit Facilities, new loan facilities or otherwise) above the First Lien Cap; (4)***;

(5) an event of default materially different than that set forth in Section 8.15 [transfer of interests] of the Financing Agreement (including all related defined terms).  Party B will provide Party A with draft copies of all proposed amendments, modifications, terminations or replacements to the Financing Agreement, the Loan Documents, the Dexia/GE Forbearance Agreement and the First Lien Collateral Documents or proposed new loan facilities no later than *** Local Business Days prior to the execution thereof (and executed versions of any such agreements as soon as is reasonably practicable following such execution).

(ii)                                Sale or Disposition of Assets. Other than any sale or other disposition not prohibited by either the Loan Documents or the Collateral Documents, Party B shall not engage in any sale or other disposition of any Junior Collateral if such sale or other disposition will, when taken as a whole with all other assets and property of Party B, have a material adverse effect on (A) the ability of Party B to perform its obligations to Party A hereunder, (B) the value and nature of the Junior Collateral securing Party B’s obligations to Party A hereunder, or (C) Party A’s rights hereunder, rights and liens under the Second Lien Collateral Documents or the Subordination Agreement, or rights to the Junior Collateral.

(iii)                             Terms of Loan Documents. Party B agrees that the Loan Documents shall be structured in a manner such that:

(1)                                  if there is no default under the Loan Documents, the payment of all Settlement Amounts to Party A shall be made pro rata with or prior to all payments under the Interest Rate Agreements (other than Interest Fix Fees thereunder, as such term is defined in the Financing Agreement) and shall have priority to all interest and principal payments owed to the Senior Lenders;

(2)                                  (x) upon the occurrence and during the continuation of an Event of Default or Termination Event in which Party B is an Affected Party or the Defaulting Party, as applicable, or (y) following the termination of this Agreement by Party A and until all obligations owing to Party A under this Agreement have been satisfied (unless the amount of such unsatisfied obligations is less than the undrawn face amount of any Posted Credit Support having drawing conditions substantially similar to the Initial LC), no payments are made on or in respect of any equity interests in Party B (including, without limitation, the Class A Membership Interests and the Class B Membership Interests) while any obligations are outstanding to Party A hereunder;

(3)                                  (x) upon the occurrence and during the continuation of an Event of Default or Termination Event in which Party B is an Affected Party or the Defaulting Party, as applicable, or (y) following the termination of this Agreement by Party A and until all obligations owing to Party A under this Agreement have been satisfied (unless the amount of such unsatisfied obligations is less than the undrawn face amount of any Posted Credit Support having drawing conditions substantially similar to the Initial LC),*** entered into after the date on which *** while any obligations are outstanding to Party A hereunder;

(4)                                 (x) upon the occurrence and during the continuation of an Event of Default or Termination Event in which Party B is an Affected Party or the Defaulting Party, as applicable, or (y) following the termination of this Agreement by Party A and until all obligations owing to Party A under this Agreement have been satisfied (unless the amount of such unsatisfied obligations is less than the undrawn face amount of any Posted Credit Support having drawing conditions substantially similar to the Initial LC), ***, other than *** in respect of clause (i) of the definition of “***” under the Dexia/GE Forbearance Agreement;

(5)                                 ***; and

(6)                                 ***;

provided that, in case of clauses (4), (5) and (6), nothing shall be construed as altering any of the provisions of the Depositary Agreement.

(iv)                              Security Interest; Collateral; No Second Lien on Ancillary Agreements.  Notwithstanding anything to the contrary set forth in this Agreement, upon execution of this Agreement (which shall occur at the same time as the financial closing of the Financing Agreement (such date being referred to herein as the “Closing Date”), Party B shall grant, and cause to be granted, in favor of Party A, a second priority security interest in and lien on the Junior Collateral (the “Second Lien”), subject and junior to the security interests and liens created by and granted under the First Lien Collateral Documents (including any Permitted Liens that are senior to the Second Lien), which Second Lien shall secure and cover all of Party B’s obligations (whether matured, contingent or otherwise) under this Agreement in effect from time to time (the “Second Lien Hedge Obligations”), and Party B agrees that it shall not modify the terms of the Second Lien and any Second Lien Collateral Documents without Party A’s consent, and that any such modification shall be deemed null and void.  Party B shall not grant, or cause to be granted, or permit to exist any lien on the Junior Collateral in favor of any counterparty to an Ancillary Agreement.

(v)                                 Further Assurances.  Party B shall preserve, protect and defend the liens and security interests granted under the Second Lien Collateral Documents and, from time to time, take such actions as may be reasonably necessary to maintain under all applicable laws the rights, liens and priorities of Party A with respect to all Junior Collateral, in each case in such form and at such times as shall be reasonably satisfactory to Party A, provided that:

(1)                                 if Party B is obligated to take actions under this clause (v), and at such time as Party B is also obligated to take equivalent or analogous action under the Loan Documents, then Party B shall be required to comply with its obligations under this clause (v) by no later than the time by which it is required to comply with its obligations under the Loan Documents with respect to such actions and to keep Party A informed of its progress in the same manner and to the same extent as Party B is required to inform the Administrative Agent and the Senior Lenders; and

(2)                                 if Party B is obligated to take actions under this clause (v), and at such time Party B is not obligated to take equivalent or analogous action under the Loan Documents, then Party B shall be required to comply with its obligations under this clause (v) within 30 days of the request by Party A, provided that such 30 day cure period will be available only if (x) the collateral deficiencies can be cured, (y) Party B notifies Party A of the actions being taken to cure such deficiency; and (z) Party B takes diligent steps to cure such deficiency.

For the avoidance of doubt, this clause (v) shall not prohibit Party B from incurring or permitting Permitted Liens.

(vi)                              No Liens.  Party B shall not create, incur, assume, suffer to exist or permit any lien upon or with respect to any of its properties or the Junior Collateral without the consent of Party A other than (x) the security interests and liens created by and granted under the First Lien Collateral Documents, which such liens, together with any Permitted Lien relating to debt for borrowed money, shall, so long as any Second Lien Hedge Obligations (whether matured, contingent or otherwise) are outstanding, not exceed the First Lien Cap, and (y) Permitted Liens (other than Permitted Liens relating to debt for borrowed money); provided that:

(1)                                 if (a) a lien is imposed on property of Party B in violation of the foregoing provisions of this clause (vi), (b) such lien is senior to the Loans under the Financing Agreement, (c) such lien is imposed prior to any foreclosure by the Administrative Agent on the Class B Membership Interests or the Class A Membership Interests and (d) the Administrative Agent and the Senior Lenders have not consented to such lien and have not affirmatively waived compliance with the lien covenants in the Financing Agreement with respect to such lien, then no Event of Default will arise under this clause (vi) in respect of such lien for so long as Party B or the Administrative Agent is using commercially reasonable efforts to remove such lien; and

(2)                                 if (a) a lien is imposed on property of Party B in violation of the foregoing provisions of this clause (vi), (b) such lien is senior to the Loans under the Financing Agreement, and (c) the Administrative Agent, one or more of the Senior Lenders or one or more of their designees has taken (through foreclosure or otherwise) the Class B Membership Interests or the Class A Membership Interests prior to the imposition of such lien, then an Event of Default will occur under this clause (vi) in respect of such lien if either (I) such lien is the result of action taken by the Administrative Agent or any one or more Senior Lenders or (II) the lien secures claims aggregating $*** or more (unless consented to by Party A in writing).

(vii)                           Reports.

(a)                                  Within 24 hours of the end of each day, Party B shall provide Party A with hourly energy production data at each of the Projects (which data shall be provided either by granting Party A website access to such data or providing an email to Party A detailing such data) (such information, “Daily Noble Production Data”).

(b)                                 Party B shall provide Party A within ten days of the end of each calendar month (or as soon as reasonably practicable thereafter) a report, based on statements from the New York ISO, detailing the total and hourly MWh production for each PTID Node and an aggregate production report for the Projects (such information, “NY ISO Data”).  If the New York ISO fails to provide to Party B the relevant statements by the 15th Local Business Day following the end of any Calculation Period (each, a “Late Statement Period”), Party B shall provide Party A a report based on data from its own production software system for such period (“Monthly Noble Production Data”).  Upon receipt of statements from the New York ISO relating to any Late Statement Period, Party B shall provide Party A with a true-up report.  Failure by Party B to deliver or cause to be delivered the information set forth in this paragraph (b) or in paragraph (a) above shall not constitute an Event of Default by Party B hereunder (and Party A shall calculate the Settlement Amounts related to any Calculation Period in which Daily Noble Production Data is not delivered in accordance with the “Data Used to Calculate Floating Price and Settlement Amounts” provision of the Designated Confirmation).

(c)                                  Upon request, Party B shall provide Party A with all information reasonably necessary to confirm the Hourly PTID Volumes and Total PTID Volumes referred to in the Designated Confirmation for any applicable Calculation Period.  In the event that Party A exercises such right to confirm such volumes and determines that such volumes for any Calculation Period were incorrectly reported by Party B, then, absent manifest error, to the extent such incorrect reporting resulted in either a reduced payment by Party B to Party A (a “Reduced Payment”) or an increased payment by Party A to Party B (an “Increased Payment”), in each case as compared to the amounts which would have been payable based on the figures verified by the audit, Party B shall pay to Party A promptly (and in any event within two Local Business Days) following demand (and without limitation of the provisions of Section 2(e) of the Agreement) (i) in the case of a Reduced Payment, the excess of the corrected amount over the Reduced Payment together with interest thereon from (and including) the date of payment of such Reduced Payment to (but excluding) the date of payment hereunder at the federal funds effective rate in effect on such date of demand plus 300 basis points (the “Audit Adjustment Rate”) and (ii) in the case of an Increased Payment, the excess of such Increased Payment over the corrected amount plus interest thereon from (and including) the date of payment of such Increased Payment through (but excluding) the date of payment hereunder at the Audit Adjustment Rate.  To the extent that the Tracking Account Balance would have been adjusted had the volumes described above been correctly reported, the Tracking Account shall be adjusted based on the figures verified by the audit (including any increase or decrease thereof relating to interest at the Audit Adjustment Rate).

(d)                                 ***.

(viii)                      ***.

(ix)                              ***.

(n)  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(o)  Confidentiality.  The contents of this Agreement and all other documents relating to this Agreement, and any information made available by one party to the other party with respect to this Agreement is confidential and shall not be disclosed to any third party (nor shall any public announcement relating to this Agreement be made by either party), except for such information (i) as may become generally available to the public, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, ruling, or accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the non-disclosing party in making such disclosure, or (iv) as may be furnished to the disclosing party’s Affiliates, and to each of such person’s auditors, attorneys, advisors, actual or potential lenders or actual or potential equity investors which are required to keep the information that is disclosed in confidence  With respect to information provided with respect to a Transaction, this obligation shall survive for a period of one (1) year following the expiration or termination of such Transaction.  With respect to information provided with respect to this Agreement, this obligation shall survive for a period of one (1) year following the expiration or termination of this Agreement.

(p)  Reference Market-makers.  The definition of “Reference Market-makers” in Section 14 of this Agreement is hereby amended by: (i) deleting “(a)” from the second line thereof; (ii) deleting in the fourth line thereof after the word “credit” the words “and (b) to the extent practicable, from among such dealers having an office in the same city”; (iii) replacing such words with the words “or to enter into transactions similar in nature to Transactions”; and (iv) adding the following sentence to the end of the definition: “The leading dealers selected by a party shall not be parties to this Agreement or Affiliates of a party to this Agreement.”

(q)  Limitation of Rate.  Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the Default Rate, Non-default Rate, or Termination Rate exceed the Highest Lawful Rate.  For purposes hereof, “Highest Lawful Rate” shall mean, with respect to each party, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the subject indebtedness under the law applicable to such party.

(r)  Potential Event of Default.  Section 2(a)(iii) of this Agreement is hereby amended to delete the phrase “or Potential Event of Default”.  Section 3(b) of this Agreement is hereby amended to delete the phrase “or Potential Event of Default”.  Section 14 of this Agreement is hereby amended to delete the term “Potential Event of Default” and its corresponding definition.

(s)  Default Rate.  The “Default Rate” in this Agreement means, in respect of amounts owing to Party A, a rate per annum equal to the “Default Rate” under and as defined in the Financing Agreement with respect to the Energy Hedge LC Loan, as such rate is in effect from time to time.

(t)  Notice of Termination Events and Events of Default.  Party A shall provide to Party B, the Class B Member, the Class A Member and to the Administrative Agent notice of any Termination Event or Event of Default in which Party B is the Affected Party or Defaulting Party, as applicable (and, calculations of Party A’s exposure related thereto).

(u)  ***.

(v)  Definitions:

For the purpose of this Agreement, the following capitalized terms shall have the meanings set forth below.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed such terms in the Financing Agreement, the Credit Support Annex and the Designated Confirmation, as applicable.  In the event of any inconsistency in the definitions among the following documents, the definition in relevant document first listed hereinafter shall govern (i) the Designated Confirmation, (ii) Paragraph 13- Elections and Variables to the ISDA Credit Support Annex, (iii) this Schedule, (v) the 2000 ISDA Definitions and the 1993 ISDA Commodity Derivatives Definitions, (v) the printed forms of the 1992 ISDA Master Agreement and 1994 ISDA Credit Support Annex (Bilateral Form, New York law) and (vi) the Financing Agreement.

“Acceptable Counterparty” means (a) in connection with a transfer, novation or replacement of this Agreement pursuant to Section 2(d), 3(e) or 4(b) of the Consent to Assignment (and Part 5(l) of this Schedule in connection with a foreclosure by the Administrative Agent), an Acceptable Operator that meets the CS Counterparty Requirements; and (b) in all other cases, a Person that meets the CS Counterparty Requirements and is reasonably acceptable to Party A.

“Acceptable Operator” means an entity that is, or is directly or indirectly controlled by an entity that is, experienced in the ownership or operation of commercial wind farm projects and which has (or is directly or indirectly controlled by an entity which has) a Credit Rating of “A-” or better by Standard & Poor’s and “A3” or better by Moody’s.

“Actual Knowledge” by a party means, with respect to an event or circumstance (1) the actual knowledge thereof by any officer, director or employee of such party (or any other person holding an analogous office or capacity); or (2) such party has received notice thereof from the other party.

“Administrative Agent” has the meaning set forth in the definition of Financing Agreement.

“Ancillary Agreement” has the meaning set forth in the definition of Commodity Hedge Agreement.

“Class A Member” means EFS Noble Holdings, LLC.

“Class A Membership Interests” has the meaning specified in the Dexia/GE Forbearance Agreement.

“Class B Member” means Noble Environmental Power Hold Co, Prime, LLC, a Delaware limited liability company.

“Class B Membership Interests” has the meaning specified in the Dexia/GE Forbearance Agreement.

“Closing Date” has the meaning specified in Part 5(m)(iv).

“Collateral” has the meaning set forth in the Financing Agreement and, for the avoidance of doubt, upon the Closing Date shall include any and all security and other collateral granted and/or pledged to the Administrative Agent acting on behalf of the Senior Lenders pursuant to the Loan Documents.

“Collateral Documents” means, collectively, the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Commodity Hedge Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements (including Power Purchase Agreements), fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into in the ordinary course of business in order to manage fluctuations in the price or availability of any commodity. ***.

“Consent to Assignment” means the Consent to Assignment of Energy Hedge Agreement, dated as of the date hereof, among Party A, Party B and the Administrative Agent.

“Credit Rating” means, with respect to any entity, the rating then assigned to such entity’s unsecured, senior long-term debt obligations.

“Credit Support Annex” means the Credit Support Annex attached hereto as Exhibit III.

“CS Counterparty Requirements” means, with respect to any guarantor, any letter of credit issuer or any other Person in any other capacity, the requirements that such Person is reasonably acceptable to Party A based solely on Party A’s customary credit and internal policies with respect to customer exposure limits and with Party A’s then-current internal compliance standards, policies and procedures (i.e., Party A’s policies relating to suitability, “know-your-customer,” anti-money laundering rules and regulations, and other similar and related client identification policies and procedures).

“CS/GE Forbearance Agreement” means the Forbearance Agreement, dated as of the Closing Date, between Party A and the Class A Member.

“Designated Confirmation” means the Confirmation attached hereto as Exhibit II.

“Dexia/GE Forbearance Agreement” means the Forbearance Agreement, dated as of the Closing Date, among the Class A Member, Party B and the Administrative Agent.

“Financing Agreement” means the Financing Agreement, dated as of the Closing Date, among Party B, the financial institutions from time to time party thereto, Dexia Crédit Local, New York Branch, as Administrative Agent (the “Administrative Agent”), as Lead Arranger, Joint Bookrunner, Technical and Documentation Agent, Co-Syndication Agent, and LC Fronting Bank, and HSH Nordbank AG, New York Branch, as Lead Arranger, Joint Bookrunner and Co-Syndication Agent (as the same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement).

“First Lien Cap” means:

(1)                                On any date prior to the Term Conversion Date, the sum of:

(a)                                  $***; plus

(b)                                 $***; plus

(c)                                  up to $*** in advances extended by one or more of the Senior Lenders which are determined by the Administrative Agent in its reasonable discretion to be protective advances; plus

(d)                                 $***; plus

(e)                                  the aggregate amount of interest that would accrue on the Equity Bridge Loans and the Construction Loans during the period from such date through the six-month anniversary thereof (determined using interest rates in effect on such date and the principal amount of the Equity Bridge Loans and the Construction Loans  expected to be outstanding during such period); and

(2)                                On any date on and after the Term Conversion Date, the sum of:

(a)                                  ***; plus

(b)                                 The lesser of (x) $*** minus the amount referred to in clause (a) on the Term Conversion Date (after giving effect to Term Conversion) and (y) $***; plus

(c)                                  up to $*** in advances extended by one or more of the Senior Lenders which are determined by the Administrative Agent in its reasonable discretion to be protective advances; plus

(d)                                 $***; plus

(e)                                  the aggregate amount of interest that would accrue on the Term Loans during the period from such date through the six-month anniversary thereof (determined using interest rates in effect on such date and the principal amount of the Term Loans expected to be outstanding during such period); plus

(f)                                    the obligations of Party B under Interest Rate Agreements.

“First Lien Collateral Documents” means the Collateral Documents (as defined in the Financing Agreement).

“Forbearance Default” has the meaning specified in the Dexia/GE Forbearance Agreement.

“Initial LC” has the meaning specified in clause (b) of Part 3.

“Initial LC Amount” means $***.

“Junior Collateral” has the meaning specified in the Subordination Agreement.

“Loan Documents” means the Financing Documents.

“Permitted Liens” means (a) “Permitted Liens” as defined in the Financing Agreement and (b) other liens that, at the date of determination, have not resulted in an Event of Default as set forth in the proviso to Part 5(m)(vi) of this Agreement.

“Proceeding” shall mean any action, order, writ, injunction, judgment, determination or decree or any claim, suit, litigation, proceeding, appeal, arbitration, mediation, tax audit or governmental investigation of any kind involving any person, or its business or assets.

“PTID Node” means, for each Project, the interconnect location point assigned to such Project, as more fully set forth in Appendix 1 attached hereto.

“Second Lien” has the meaning specified in paragraph (m)(iv) of Part 5.

“Second Lien Collateral Documents” means the collateral documents securing the Second Lien Hedge Obligations.

“Second Lien Hedge Obligations” has the meaning specified in paragraph (m)(iv) of Part 5.

“Senior Lenders” means the Secured Parties under the Loan Documents.

“Senior Loans” means the loans made by the Senior Lenders under the Financing Agreement.

“Specified Event of Default” has the meaning specified in paragraph (e) of Part 1.

“Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, between Party A and the Administrative Agent.

Part 6

ADDITIONAL PROVISIONS FOR
COMMODITY DERIVATIVE TRANSACTIONS

(a)   Amendments to ISDA Commodity Definitions

(i)  Section 7.3 of the Commodity Definitions is amended to read as follows:

Section 7.3.  Corrections to Published Prices.  For purposes of determining the Relevant Price for any day, if the price published or announced on a given day and used or to be used by the Calculation Agent to determine a Relevant Price is subsequently corrected and the correction is published or announced by the person responsible for that publication or announcement within two years of the date of the original publication or announcement, either party may notify the other party of (i) that correction and (ii) the amount (if any) that is payable as a result of that correction.  If, not later that thirty (30) calendar days after the publication or announcement of that correction, a party gives notice that an amount is so payable, the party that originally received or retained such amount will, no later than three (3) Local Business Days after the effectiveness of that notice, pay, subject to any applicable conditions precedent, to the other party that amount, together with interest on that amount at the Non-Default Rate for the period from and including the day on which a payment originally was (or was not) made to but excluding the day of payment of the refund or payment resulting from that correction.

(ii)                                “Additional Market Disruption Events” shall not apply.

(iii)                             The following “Disruption Fallbacks” specified in Section 7.5(c) of the Commodity Definitions shall apply, in the following order, except as otherwise specified in the relevant Confirmation:

1.                                      “Fallback Reference Price” (if the relevant parties have specified an alternate Commodity Reference Price in the Confirmation);

2.                                      “Negotiated Fallback”;

3.                                      “Postponement” with three (3) Commodity Business Days as the Maximum Days of Disruption;

4.                                      “Fallback Reference Dealers”.

IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CREDIT SUISSE ENERGY LLC		NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC

By:	/s/ Marisa Scauzillo	By:	/s/ Thomas Swank
Name:	Marisa Scauzillo	Name:	Thomas Swank
Title:	Authorized Signatory	Title:	Vice President
Date:		Date:	June 20, 2007